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    As filed with the Securities and Exchange Commission on November 2, 1999
                                                              File No.__________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  FORM 8-A / A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                         TANDY BRANDS ACCESSORIES, INC.
             (Exact name of registrant as specified in its charter)



               DELAWARE                                75-2349915
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

  690 EAST LAMAR BOULEVARD, SUITE 200                    76011
            ARLINGTON, TEXAS                           (Zip Code)
(Address of principal executive offices)


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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED

  Rights to Purchase Series A Junior                         NASDAQ
Participating Cumulative Preferred Stock

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None
                                (Title of Class)


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ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On October 19, 1999, the Board of Directors of the Registrant (the "Board") authorized the amendment and restatement of its stockholder rights plan, dated as of November 7, 1990, resulting in an Amended and Restated Rights Agreement, dated as of October 19, 1999 (the "Amended Rights Agreement"), between the Registrant and Bank Boston, N.A., as rights agent.

         The Amended Rights Agreement was adopted in the normal course of updating and extending the predecessor stockholder rights plan which was scheduled to expire on December 31, 2000 and not in response to any acquisition proposal.

         In the Amended Rights Agreement, the Registrant has extended the expiration date of its stockholder rights plan to October 19, 2009, and has amended it to reflect prevailing stockholder rights plan terms. These amendments included, without limitation, the following: (a) the threshold beneficial ownership level of the common stock which triggers (i) the exercise of the rights, (ii) the "flip-in" feature of the rights and (iii) the "flip-over" feature of the rights has been reduced from 20% to 15%; (b) the threshold beneficial ownership level of the common stock sought in a commenced or in an announced tender or exchange offer that triggers the exercisability of the rights has been lowered from 25% to 15%; (c) the exercise price for the purchase of 1/100th share of the Registrant's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, has been increased from $36.00 to $70.00; (d) an exchange provision has been added which provides that the Board may elect to exchange the Rights (as defined in the Amended Rights Agreement) in whole or in part, for shares of Common Stock of the Registrant at an exchange ratio of one share of Common Stock per Right; and (e) the continuing director provision in the predecessor stockholder rights plan has been omitted from the Amended Rights Agreement.

         A copy of the Amended Rights Agreement is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

ITEM 2.           EXHIBITS

         Exhibit 4 Form of Amended and Restated Rights Agreement dated as of October 19, 1999, between the Registrant and BankBoston, N.A., as rights agent, (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 2, 1999).




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            TANDY BRANDS ACCESSORIES, INC.


                                            By: /s/ J.S.B. Jenkins
                                                -------------------------------
                                                J.S.B. Jenkins, President

Date: November 2, 1999